Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-197953 and 333-198128, both on Form S-8 of our report dated March 31, 2015, relating to the consolidated financial statements of Green Bancorp, Inc. and subsidiary appearing in this Annual Report on Form 10-K of Green Bancorp, Inc. for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP

Houston, Texas

March 31, 2015